AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICES AGREEMENT

BETWEEN

ADVISERS INVESTMENT TRUST

AND

THE NORTHERN TRUST COMPANY

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT made as of June 5, 2024, by and between ADVISERS INVESTMENT TRUST, a Delaware statutory trust (the “Trust”), acting on its own behalf and on behalf of each of its series managed by State Farm Investment Management Corp. and listed in Schedule D, and THE NORTHERN TRUST COMPANY, an Illinois corporation (the “Transfer Agent”).

WITNESSETH:

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust, on behalf of each series of the Trust named in the attached Schedule D, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 18 being herein referred to as a “Fund”, and collectively as the “Funds”), appointed the Transfer Agent as the Funds transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent accepted such appointment pursuant to that certain Transfer Agency and Service Agreement, dated as of December 9, 2020, between the Trust on its own behalf and on behalf of each of the Funds (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”); and

WHEREAS, the Trust and the Transfer Agent wish to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. DEFINTIONS. Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“1940 Act” means the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

(b)

“Authorized Instructions” means instructions, directions or other communications given to the Transfer Agent pursuant to the terms of this Agreement in respect of any of the matters referred to in this Agreement. In instances indicated in advance by the Trust, the Transfer Agent may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Authorized Instructions” within the meaning of this definition. Any instructions, directions or other communications given to the Transfer Agent by telephone shall promptly thereafter be confirmed in writing, but the Transfer Agent will incur no liability for the Fund’s failure, or the failure of an investment manager, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by the Transfer Agent.

(c)

“Authorized Person” means, in respect of any instruction or communication, any person who the Transfer Agent believes in good faith to be (i) any person held out by or professing to have authority to act on behalf of the Trust or a Fund, or as being authorized by the Trust or a Fund, as applicable, to issue instructions to the Transfer Agent; (ii) any Shareholder or an authorized representative for any Shareholder; or (iii) any Intermediary appointed by the Trust.

(d)

“Confidential Information” means any information, correspondence, data, documents, reports, projections, forecasts, statements, records and accounts, whether in written, pictorial, oral, computer printout and other forms, databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other related information all of a confidential nature furnished to a party by the other party, for the purposes of this Agreement.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(f)	“Intermediaries” means the financial intermediaries, dealers, third party administrators and selling group members who have been appointed in writing by the Trust to act in such capacity.

(g)	“Shareholder” means an owner of Shares of a Fund.

(h)	“Shares” means the authorized and issued shares of beneficial interests in a Fund.

2. APPOINTMENT. The Trust hereby appoints the Transfer Agent to provide services as described hereinafter, for the Trust and on behalf of each of the Funds, for the period and on the terms set forth in this Agreement. The Transfer Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Schedule A (Fee Schedule) to this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

(a)	The Transfer Agent represents and warrants to the Trust that:

(i)	The Transfer Agent is a corporation, duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect;

(ii)	The Transfer Agent is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification;

(iii)	The Transfer Agent is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	The Transfer Agent is a transfer agent duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act and shall remain so during the term of this Agreement;

(v)	All requisite corporate proceedings have been taken to authorize the Transfer Agent to enter into and perform this Agreement;

(vi)	The Transfer Agent has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii)	no legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement;

(viii)

The Transfer Agent’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to the Transfer Agent, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business; and

(ix)

The Transfer Agent shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

(b)	The Trust represents and warrants to the Transfer Agent that:

(i)	the Trust is a business trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Trust is an investment company properly registered under the 1940 Act;

(iii)	the Trust has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Trust to authorize the Trust to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement;

(vi)	the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

(vii)

a registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

4. DELIVERY OF DOCUMENTS. The Trust shall promptly furnish to the Transfer Agent the following:

(b)	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement;

(c)	A copy of the organizational documents of the Trust and all material amendments thereto; and

(d)	A copy of the written AML Program of the Trust.

5. SERVICES PROVIDED.

(a)

The Transfer Agent will provide transfer agency services subject to the control, direction and supervision of the Trust or its designee and in compliance with the procedures which may be established from time to time between the Trust and the Transfer Agent; and all reasonable resolutions and policies implemented by the Trust. A general description of the services is contained in Schedule C (Transfer Agency Services) and Schedule C-1 (AML Delegation) to this Agreement.

(b)

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its transfer agency business with respect to the maintenance of such records. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

(c)

The Transfer Agent agrees to provide periodic reports and reasonable documentation to the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the Investment Company Act of 1940, as amended, with respect to services provided by the Transfer Agent and the Transfer Agent’s compliance with its operating policies and procedures. The Transfer Agent shall provide the Trust’s Compliance Officer with access to officers and personnel, records and files as deemed reasonable and appropriate in connection with Rule 38a-1.

6. FEES AND EXPENSES.

(a)

As compensation for the services rendered to the Trust pursuant to this Agreement, the Trust shall cause to be paid to the Transfer Agent monthly fees determined as identified in Schedule A (Fee Schedule) with respect to the services provided hereunder. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

(b)

In addition, the Trust agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in Schedule B (Out of Pocket Expenses) as may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder.

(c)	All fees, out-of-pocket expenses and additional charges of the Transfer Agent shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(d)

In the event that the Trust is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by the Transfer Agent. The

Trust must notify the Transfer Agent in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

7. AUTHORIZED INSTRUCTIONS.

(a)

Where the Transfer Agent is required under this Agreement (or otherwise agrees) to act on instructions from an Authorized Person, the Transfer Agent shall do so upon receipt of Authorized Instructions which may be standing Authorized Instructions. Any Authorized Instructions given to the Transfer Agent shall bind the Trust or the Fund, as applicable.

(b)

In acting on any Authorized Instructions, the Transfer Agent is entitled to assume that (i) the Authorized Person providing such Authorized Instructions has complied with any relevant obligations set out in any governing documents of the Fund, and (ii) such Authorized Instruction is in accordance with applicable law. The Transfer Agent is under no obligation to review the propriety or legality of any Authorized Instructions received by it.

(c)

The Trust acknowledges that the Authorized Persons are authorized to give Authorized Instructions to the Transfer Agent for the purposes of this Agreement and the Transfer Agent is entitled to rely on the authenticity of the signatures and Authorized Instructions given or purported to be given by the Authorized Persons and the Transfer Agent is not liable for any claim, damage, expense, loss or liability arising from such reasonable reliance. Such persons will continue to be Authorized Persons until such time as the Transfer Agent receives Authorized Instructions that any such person is no longer an Authorized Person.

(d)	Unless otherwise provided in this Agreement, an Authorized Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Authorized Instruction.

(e)

Notwithstanding any other provision of this Agreement, instructions, directions and other communications provided under this Agreement may be given to the Transfer Agent by letter, telex or other electronic or electro-mechanical means deemed acceptable by the Transfer Agent, including the use of the Northern Trust Passport® applications, subject to such additional terms and conditions the Transfer Agent may require.

8. WIRE TRANSFER OPENING GUIDELINES/ARTICLE 4A OF THE UNIFORM COMMERCIAL CODE.

(a)

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen for Funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b)	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(c)

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment (i) which is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(d)

Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

(e)

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

(f)

Interest. The Transfer Agent shall (i) assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days’ of notification by the Transfer Agent of the acceptance of such payment order and (ii) not be liable for the payment of any interest on any early cash payments, notwithstanding The Northern Trust Company’s receipt of “float” on such cash.

(g)

ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

(h)	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.

9. DATA ACCESS AND PROPRIETARY INFORMATION.

(a)

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Client Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or a third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or such third party. In no event shall Proprietary Information be deemed Client Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(i)

Use such programs and databases (A) solely on the Trust’s or the Trust’s service providers’ computers, or (B) solely from equipment at the location agreed to between the Trust and the Transfer Agent; and (C) solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(iii)

Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld); and

(v)	Access only those authorized transactions as agreed to between the Trust and the Transfer Agent.

(b)

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available other than as a result of disclosure by the Trust in violation of this Agreement; (ii) was within the Trust’s possession prior to its being furnished pursuant hereto or becomes available on a non-confidential basis from third party; or (iii) are released for general disclosure by a written release by the Transfer Agent.

(c)

The Trust acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer Agent or other third party and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

(d)

If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(e)

If the transactions available to the Trust include the ability to originate any electronic instructions including in order to (but without limitation): (i) effect the transfer or movement of cash or Shares; (ii) transmit Shareholder information or other information; or (iii) establish new Shareholder accounts, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such Authorized Instructions without undertaking any further inquiry, the Trust in all cases shall be required to follow all security procedures reasonably established by the Transfer Agent from time to time, and the Transfer Agent shall have no liability to the Trust or any Shareholder on account of any such action.

(f)

In addition, the Transfer Agent shall provide the Trust, and allow the Trust to provide to the relevant Shareholders, access to certain Data Access Services that permit Shareholders to interact with the Transfer Agent and certain systems via a secured online portal using multifactor authentication (collectively, “OLA”). The OLA includes the ability to access and review account information and initiate transaction requests if permitted by the Trust. The following functions may also be included as part of the Data Access Services offering: (i) add and validate investor bank instructions, (ii) perform account maintenance and update information on record, and (iii) facilitate electronic delivery of and secure portal access to investor statements and Fund documents. The Trust agrees that Shareholder access may be subject to the Shareholder acknowledging and accepting terms of use required by the Transfer Agent or the applicable third party providing such Data Access Services.

(g)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section shall survive any termination of this Agreement.

10. LIMITATION OF LIABILITY; INDEMNITY.

(a)

In the performance of its duties hereunder, the Transfer Agent shall be obligated, as applicable, to exercise the due care and diligence of a professional transfer agent in providing the services called for in this Agreement and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)

The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on the Transfer Agent’s part in the performance of, or from reckless disregard by the Transfer Agent of, the obligations and duties specifically set forth in this Agreement. In addition, the Transfer Agent shall not be liable for (i) any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or (ii) any actions that occurred or failed to occur, or any records created or retained, prior to the Effective Date.

(c)

The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 10 of this Agreement.

(d)

Subject to Sections 10(a) and 10(b) above, the Transfer Agent shall not be responsible for, and the Trust and the Funds shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents (the “Transfer Agent Indemnitees”) harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities that may be imposed on, incurred by or asserted against any of the Transfer Agent Indemnitees in connection with or arising out of:

(i)

Any and all actions of the Transfer Agent or its officers, employees or agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)

the reliance on or use by the Transfer Agent or its officers, employees or agents of information, records, documents, data, or services delivered by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, which are received by the Transfer Agent or its officers, employees or agents and furnished to them by or on behalf of the Trust or any Fund, or from broker-dealers of record or third-party administrators on behalf of individual Shareholders, or from individual Shareholders directly via OLA as described in Section 9, and which have been prepared or maintained by the Trust, any Fund or individual Shareholders, or any third party on behalf of the Trust, any Fund or individual Shareholders, including, but not limited to, any broker-dealer, Intermediaries or previous transfer agent;

(iii)

the Trust’s refusal or failure to comply with the material terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance in the performance of its obligations under this Agreement;

(iv)	the breach of any material representation or warranty of the Trust hereunder;

(v)

the reasonable reliance by the Transfer Agent on telephone or other electronic instructions of any Authorized Person acting on behalf of a Shareholder or Shareholder account for which telephone or other electronic services have been authorized;

(vi)

the acceptance of transaction requests as part of an Authorized Instruction on behalf of individual Shareholders received from the Shareholders (or their authorized representatives) in accordance with agreed requirements, broker-dealers, Intermediaries or the Trust, and with respect to requests by broker-dealers, Intermediaries or the Trust, the reliance by the Transfer Agent on the broker-dealer, Intermediaries or the Trust to ensure that the original source documentation is in good order and properly retained;

(vii)

the offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be input into the Trust’s security holder records or to residents of such state);

(viii)

the negotiation and processing of any checks (including placing stop orders on original checks in accordance with agreed procedures based on a Shareholder’s representation that a check was not received or was lost), wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct;

(ix)	upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(x)

the Trust’s use, and any Shareholder’s use, of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Trust’s or a Shareholder’s origination of electronic transactions as described in Section 10(e) herein, provided that the Transfer Agent has acted in good faith without negligence or willful misconduct.

(e)

In performing its services hereunder, the Transfer Agent shall be entitled to rely and shall have no liability for acting upon any Authorized Instructions, notices or other communications, including electronic transmissions, from any Authorized Person who Transfer Agent believes in good faith to be genuine, valid and authorized, and shall be indemnified by the Trust for any loss or expense caused by such reasonable reliance.

(f)

Notwithstanding anything herein to the contrary, to the extent consistent with applicable law, requirements and guidance as promulgated by the Securities Exchange Commission, the Transfer Agent shall not be liable to the Trust or any Shareholder for any net loss to the Trust, after amounts debited or credited to shareholders in accordance with the Trust’s policies, if a pricing error resulting from an “as-of” adjustment for which the Transfer Agent would otherwise be liable under this Agreement is less than $0.01 per share, calculated on the basis of the total value of all shares owned by the affected Fund (i.e., on the basis of the value of the shares of the total Fund, including all classes of that Fund, not just those of the affected class). This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share. In the event that such a pricing error is caused, at least in part, by the Transfer Agent’s failure to comply with its standard of care under this Agreement and results in a net loss to the Trust that equals or exceeds $0.01 per share, calculated on the basis of the total value of all shares owned by the affected Fund, the parties agree to negotiate in good faith as to the allocation of responsibility for, and the appropriate settlement of, such loss.

(g)

The Transfer Agent shall indemnify and hold the Trust and each Fund, its directors, officers, employees and agents (the “Trust Indemnitees”) harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities that may be imposed on, incurred by or asserted against any of the Trust Indemnitees in connection with or arising out of:

(i)

the Transfer Agent‘s or its officers’, employees’ or agent’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance in the performance of its obligations under this Agreement

(i)	the Transfer Agent’s refusal or failure to comply with the material terms of this Agreement; or;

(ii)	the breach of any material representation or warranty of the Transfer Agent hereunder.

(h)

In order that the Indemnification provisions contained in this Section 10 shall apply, upon the assertion of a claim for which the Trust or Transfer Agent may be required to indemnify the Transfer Agent Indemnitees or the Trust Indemnitees (each an “Indemnified Party”) the Indemnified Party Transfer Agent shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the Indemnified Party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified Party. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the Indemnified Party except with the indemnifying party’s prior written consent.

11. CONFIDENTIALITY.

(a)

In connection with the performance of its obligations under this Agreement, each party may obtain certain Confidential Information of the other party and each party agrees that it shall use reasonable precautions in accordance with its established policies and procedures to keep such Confidential Information confidential; provided, however, that (i) a party may disclose Confidential Information with the other party’s prior written consent (such consent not to be unreasonably withheld), and (ii) any of such Confidential Information may be disclosed to the other party’s affiliates or to such other party’s or its affiliates’ directors, officers, employees, advisors or agents who need to know such information in order for such other party to be able to perform its duties under this Agreement (“Representatives”) (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information in accordance with the terms of this Agreement). The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or the Trust agent for purposes of providing services under this Agreement. In the event of breach of this Section 11 by a receiving party, the remedies provided by Section 9(c) shall be available to the disclosing party.

(b)

Other than as permitted herein, each party shall be permitted to disclose the Confidential Information to the extent, and only to such extent, required by law or regulation or requested by any governmental agency or other regulatory authority or in connection with any legal proceedings after (i) promptly notifying the other party of such requirement in order to provide such other party with the opportunity to pursue legal or other action to prevent the release of such Confidential Information and (ii) receiving permission for the disclosure from such other party. Notwithstanding the foregoing, notification to the other party shall not be required in the event that such disclosure is requested by a regulatory authority with supervisory authority over the disclosing party or is prohibited by applicable law or legal process.

(c)

For purposes of this Agreement, Confidential Information does not include: (i) information that is or becomes publicly available other than as a result of disclosure by either party or its Representatives in violation of this Agreement, (ii) was within a party’s possession prior to its being furnished pursuant hereto or becomes available on a non-confidential basis from a source other than either party or its Representatives, or (iii) was independently developed by the receiving party.

(d)

In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions) or other regulatory entities, the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

(e)

Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of Shareholders obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

12. TERM AND TERMINATION.

(a)

Term. This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue in effect thereafter for an initial two (2) year period from that date unless terminated earlier pursuant to Section 12(b) or Section 12(c). Unless terminated earlier, this Agreement shall remain in full force from year to year thereafter, subject to annual review by the Board of Trustees. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (as hereinafter defined).

(b)	This Agreement may be terminated at any time by either party by providing the other party with at least ninety (90) days written notice of termination, specifying the date of such termination

(c)

Either of the parties hereto may terminate this Agreement immediately upon notice to the other party (the “defaulting party”) for “cause”. For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement by the defaulting party that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; or (b) a receiver, receiver and manager, examiner or liquidator is appointed by the defaulting party, or the defaulting party makes any composition or arrangement with its creditors.

(d)

Effect of Termination. Upon the date set forth in such notice under Section 12(b) or Section 12(c), this Agreement shall terminate to the extent specified in such notice, and the Trust shall pay the Transfer Agent such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event that the Trust serves notice of its intention to terminate the custody agreement in place between it and the Transfer Agent or any affiliate of the Transfer Agent with respect to any Fund, the Transfer Agent may terminate this Agreement with respect to such Fund by notice in writing to the Trust, such termination to take effect on the same date as the termination of the aforementioned custody agreement.

(e)

Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust’s in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time, which should be no greater than a standard commercial rate. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.

(f)

Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay the Transfer Agent the Deconversion costs as noted in Section 12(e) and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution.

13. NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other).

If to the Transfer Agent, to:

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

Attention: Head of Transfer Agency North America

If to the Trust, to:

Advisers Investment Trust, c/o President

50 South LaSalle Street

Chicago, Illinois 60603

Attention: Advisers Investment Trust

14. FORCE MAJEURE. Neither party shall not be responsible or liable for any harm, loss or damage suffered by the Trust, its Shareholders or third parties or for any failure or delay in performance of either party’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond the relevant party’s control, including, but not limited to, delays, errors or interruptions caused by the Trust or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God (collectively, “Force Majeure”). In the event of Force Majeure, any resulting harm, loss, damage, failure or delay by either party will not give the other party the right to terminate this Agreement. The Transfer Agent agrees to act in accordance with its Business Continuity Plan in effect from time to time, when it is commercially reasonable to do so.

15. ASSIGNABILITY; SUBCONTRACTORS.

(a)

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that the Transfer Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Transfer Agent; provided that success successor is also a duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act.

(b)

The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent or an unaffiliated third party; provided, however, that if the subcontractor is providing transfer agency services that require being registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act, such subcontractor is duly registered as such; provided, further that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of the subcontractor as it is for its own acts and omissions. With regard to any other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Trust or any affiliated party of the Trust for any act or failure to act by such outside vendor except where the Transfer Agent’s negligent acts or omissions were the proximate cause of such vendor’s non-performance.

(c)

For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, US Mails DTCC and telecommunication companies, and shall not be deemed to be subcontractors of the Transfer Agent.

16. NO THIRD PARTY BENEFICIARIES.

(a)

Except as provided in Section 15(a) above, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

(b)

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(c)

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17. MISCELLANEOUS.

(a)	Amendments. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

(b)

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

(c)

Waiver. .The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

(d)

Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(e)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Illinois.

(f)

Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

(g)

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

(h)

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

(i)

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written, including the Existing Agreement.

(j)

Personal Liability. The Trust and the Transfer Agent agree that the obligations of the Trust/Funds under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust or such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof.

18. ADDITIONAL FUNDS.

In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule D, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

19. RELEASE.

All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Fund must look solely to the property belonging to the Fund for the enforcement of any claims against the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

THE NORTHERN TRUST COMPANY

By:	/s/ Kelly Reed-Clare
Name: Kelly Reed-Clare
Title: Vice President

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

SCHEDULE A

FEE SCHEDULE

A.	For the services rendered under this Agreement, the Trust shall cause to be paid to the Transfer Agent out of the assets of the Funds the fees defined on this Fee Schedule.

B.

For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Trust’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable monthly by or on behalf of the Funds.

Fees:

Flat Fee	$25,000	Per fund per annum
Non-NSCC Manual Investor Open Account	$22	Per account, per annum
NSCC Investor Open Account	$10	Per account, per annum
Investor Closed Account	$3	Per account, per annum
Omnibus Account	$250	Per account, per annum
Online Access for Investors	$10,000	Per fund, per annum

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $175,000. Northern Trust has agreed to waive this fee.

Payment Terms:

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

Material Changes and Terms of Proposal:

The pricing outlined above is based on representations made by the Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Trust.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Kelly Reed-Clare
Name:	Barbara J. Nelligan	Name:	Kelly Reed-Clare
Title:	President	Title:	Vice President

SCHEDULE B

OUT OF POCKET EXPENSES

•	Freight, delivery and bonding charges incurred in delivering materials to or on behalf of Trust

•	Electronic storage of records

•

Production and delivery of shareholder reporting and communications, including but not limited to statements, confirmations, tax forms, correspondence, special mailings. Costs may include print production, paper/ink, postage, e-delivery charges, and/or software licensing costs.

•	Telephone, telecopy or other electronic transmission expenses

•	Express Mail and Delivery Services

•	P.O. Box Rental

•	Federal Wire Charges

•	Forms Design and Production

•	NSCC costs and Mutual Fund Profile Costs, including costs incurred from TA system to provide data to NSCC

•	Offsite Storage

•	Lost Shareholder Search, Abandoned Property and Escheatment Expenses

•	Bank account charges including check payment and processing fees

•	Regulatory Compliance Software and Service charges

•	Other out of pocket expenses as agreed between the Trust and the Transfer Agent

SCHEDULE C

TRANSFER AGENCY SERVICES

The Transfer Agent shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Financial Transactions

•	Process shareholder purchase and redemption orders in accordance with terms set form in the Offering Documents;

•	Process transfers of shares upon receipt of appropriate instructions;

•	Process exchanges between funds upon receipt of appropriate instructions;

•	Process dividend and capital gain distributions declared by the Trust on behalf of the applicable Fund, including the reinvestment of shares and transmission of payments;

•	Where applicable, process redemption fees;

•	Balance daily transaction activity;

•	Process pre-authorized draft purchases;

•	Process systematic withdrawals;

•	Manage daily ACH transmission activity;

•	Manage daily wire transfer activity; and

•	Issue original checks and, as required, place stop orders and issue replacement checks based on a Shareholder’s representation that a check was not received or was lost.

Non-Financial Transactions

•	Maintain account records for Shareholders of the Trust;

•	Record account information changes upon receipt of appropriate instructions;

•	Answer telephone inquiries on such dates and times as the parties shall mutually agree, on a toll-free line;

•	Issue shareholder statements on a scheduled cycle, and provide duplicate copies if required;

•	Issue confirmations for purchases, redemptions, and other confirmable transactions;

•	Respond to shareholder written correspondence; and

•	Provide mailing information for direct shareholders to support the Trust’s distribution of financial reports, prospectuses, proxy statements, or other marketing materials, upon request.

National Securities Clearing Corporation (“NSCC”) and Intermediary Processing

•	Support NSCC and DCC&S transaction processing in accordance with NSCC operating guidelines, for intermediary firms with which the Trust has authorized the Transfer Agent to transact on its behalf;

•	Review and resolve NSCC transaction rejects in conjunction with intermediary back offices;

•	Delivery daily Net Asset Values (“NAVs”) via NSCC operating protocols to those parties designated to receive NAVs in this manner;

•	Facilitate monthly NSCC billing;

•	Answer telephone inquiries on such dates and times as the parties shall mutually agree, on a toll-free line dedicated for intermediary back offices;

•	Calculate fees due under 12b-1 plans, if applicable; and

•	Provide for payment of 12b-1 fees to dealers via NSCC, if applicable.

Tax and Individual Retirement Account Custodial Services

•	Provide tax reporting for direct investors, including Forms 1099-B, 1099-R, 1099-DIV, 5498, 5498-CESA, 1042-S and perform corresponding IRS filings on behalf of the Trust (945, 1042);

•	Apply federal withholding and file appropriate payments;

•	Provide support for state tax reporting for direct investors, as agreed between the Trust and the Transfer Agent;

•	Provide Individual Retirement Account (“IRA”) Custodial services for the following types of Plans: Individual/Traditional IRA, ROTH IRA, Coverdell IRA, SEP IRA;*

•	Record IRA beneficiary names identified by IRA account holder;

•	Process IRA contributions and distributions;

•	Calculate required minimum distributions and required withholding, to the extent possible based on information available to the Transfer Agent in the IRA account records; and

•	Provide annual notice of Required Minimum Distributions to Shareholders in accordance with IRS guidelines.

*	Note that Annual Fees for Custodial services are charged to IRA Account Owners.

Other Services

•	Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties;

•

Perform lost shareholder searches and report abandoned property to state authorities as authorized by the Trust, in accordance with policies and procedures agreed upon by the Transfer Agent and the Trust;

•	Record the issuance of Shares of the Trust;

•	Maintain daily records of subscriptions/redemptions activity and report to the Fund Accountant and to the Trust no later than 10:00 AM Eastern Time on the next business day;

•	Track and invoice gain/loss in accordance with policies and procedures agreed upon by the Transfer Agent and the Trust;

•	Maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services, and transaction processing;

•	Provide copies of SOC-1 (or its equivalent) upon request;

•	Provide support for Rule 22c-2 transaction monitoring services, in accordance with policies and procedures agreed upon by the Transfer Agent and the Trust;

•

Provide the Trust, and allow the Trust to provide to the relevant Shareholders, access to certain Data Access Services that permit Shareholders to interact with the Transfer Agent and certain systems via a secured online portal using multifactor authentication; and

•	Provide reporting to the Client via Northern Trust Passport™.

SCHEDULE C-1

AML DELEGATION

1.	Delegation.

1.1

Subject to the terms and conditions set forth in the Agreement and this Schedule C-1, the Trust hereby delegates to the Transfer Agent those aspects of the Trust’s Anti-Money Laundering (“AML”) program under U.S. law for accounts of the Trust (the “Accounts”) that are set forth in Section 4 of this Schedule below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 of this Schedule may be amended, from time to time, by mutual agreement of the Transfer Agent and the Trust.

1.2

The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement. The Transfer Agent shall in no circumstances have any obligation to continue to perform such Delegated Duties with respect to any shareholder who the Transfer Agent has not received all information which it requires after due inquiry to the Trust.

2.	Consent to Examination.

In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with applicable AML requirements and that the records the Transfer Agent maintains for the Trust relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators and the Trust’s Compliance Officer, in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.

3.	Limitation on Delegation.

The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of AML compliance for the Trust or for the overall compliance by the Trust with applicable AML requirements or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Trust for which the Transfer Agent maintains the applicable shareholder information. .

4.	Delegated Duties.

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of beneficial interests in the Trust for which the Transfer Agent maintains the applicable investor information, the Transfer Agent shall:

(a)	Perform the following customer identification and identity verification functions:

(i)

before establishing a relationship with a shareholder, collect all information regarding the shareholder as is necessary to permit the Trust to comply with U.S. laws, rules and regulations regarding customer identification programs applicable to registered mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;

(ii)

refuse to open a new account for a business, entity or shareholder that refuses to provide appropriate identification documentation and place holds on transactions in investor accounts or freeze assets in investor accounts in the event that information received from any prior service provider is deemed to be incomplete;

(iii)	verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s Account has been opened; and

(iv)

if a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to registered mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to registered mutual funds.

(b)

Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to registered mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c)	Review and monitor transactions for suspicious activity, using criteria as agreed and defined in service level agreements.

(d)

Advise the Trust’s AML Officer of any suspicious activity and provide any information required to facilitate the Trust’s filing of a suspicious activity report (“SAR”). Advise the Trust’s AML Officer of any cash equivalent transactions that would require the filing of IRS Form 8300 to facilitate the Trust’s filing of such form.

(e)

Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary for the Trust to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

4.2

In the event that the Transfer Agent detects unusual or prohibited activity as a result of the foregoing procedures, the Transfer Agent shall immediately (unless prohibited by applicable law) notify the Trust and provide any information requested by the Trust so that the Trust can determine whether or not the Trust is required to file to a SAR, a Currency Transaction Report or other similar report or notice. In addition, the Trust acknowledges and agrees that (a) the Transfer Agent may deem it necessary or advisable pursuant to applicable law or The Northern Trust Company’s internal policies to file a SAR, a Currency Transaction Report or other similar report or notice, without notice to or the consent of the Trust and (b) the Transfer Agent shall not confirm any such filing or decision not to make such filing to the Trust or any other party unless required by applicable law.

SCHEDULE D

FUND LIST

The following series of the Trust are advised by State Farm Investment Management Corp. (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”:

FUND NAME(S)

State Farm Growth Fund

State Farm Balanced Fund

State Farm Interim Fund

State Farm Municipal Bond Fund

As of June 5, 2024

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Kelly Reed-Clare
Name:	Barbara J. Nelligan	Name:	Kelly Reed-Clare
Title:	President	Title:	Vice President